Stock Purchase Agreement

Dated as of July 6, 2015

By and Among

Muliang Agriculture, Inc,

as Seller,

and

M & A HOLDING CORP,

as Purchaser

Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”), dated as of July 6, 2015, is entered into by and among Muliang Agriculture, Inc (the “Seller”) and M & A HOLDING CORP, the “Purchaser” and together with the Seller, the “Parties”).

Whereas, the Seller is a Muliang Agriculture Limited (“Hong Kong Company” without assets and liabilities, except Shanghai Mufeng Investment Consulting Corp without assets and liabilities ), who own and/or controls in the aggregate 100% shares as listed on Schedule A attached hereto,

Whereas, the Purchasers desire to acquire all 100% shares from the Seller;

Now, Therefore, in consideration of the premises and of the covenants, representations, warranties and agreements herein contained, the Parties have reached the following agreement with respect to the sale by the Seller of such shares to the Purchasers:

Section 1 Construction and Interpretation

1.1. Principles of Construction.

(a) All references to Articles, Sections, subsections and Appendixes are to Articles, Sections, subsections and Appendixes in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitations.”

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) This Agreement is the result of negotiations among and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

(d) Wherever in this Agreement the intent so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the other, and reference to either the singular or the plural shall be deemed to include the other.

Section 2 The Transaction

2.1. Purchase Price.

The Seller hereby agree to sell to the Purchasers, and the Purchasers, in reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, agree to purchase from the Seller 100% of the company, for an aggregate purchase price of $5,000US (the “Purchase Price”), payable in full to the Seller according to the terms of this Agreement, in United States currency as directed by the Seller at the closing of the transaction contemplated herein (the “Closing”).

2.2. Transfer of Shares and Terms of Payment.

In consideration for the transfer of the Acquired Shares by the Seller to the Purchasers, the Purchasers shall pay the Purchase Price in accordance with the terms of this Agreement. Transfer of the shares and payment thereof shall be in the following manner:

i)	Upon execution of this Agreement, the Purchaser shall transfer the Purchase Price to the Seller;

ii)	Simultaneously with the transfer of the Purchase Price, the Seller shall deliver to the Purchasers the certificates for the Acquired Shares and delivered to Purchasers upon receipt of the Purchase Price.

2.3. Closing.

Subject to the terms and conditions of this Agreement, the Closing shall take place by wire transfer and overnight mail on or before July 8, 2015 (the “Closing Date”).

Section 3 Representations and Warranties

3.1. Representations and Warranties of the Seller and the Company. The Seller and the Company hereby make the following representations and warranties to the Purchasers:

3.1.1           The Company is a Hong Kong company duly organized and validly existing under the laws of Hong Kong and has all corporate power necessary to engage in all transactions in which it has been involved, as well as any general business transactions in the future that may be desired by its directors.

3.1.2           The Company is in good standing.

3.1.3           The Company is not subject to any pending or threatened litigation, claims or lawsuits from any party, and there are no pending or threatened proceedings against the Company by any federal, state or local government, or any department, board, agency or other body thereof.

3.1.4           The Company, to the actual knowledge of Seller, is not in violation of any provision of laws or regulations of federal, state or local government authorities and agencies.

3.1.5           The Seller are the lawful owners of record of the Acquired Shares, and the Seller presently have, and will have at the Closing Date, the power to transfer and deliver the Acquired Shares to the Purchasers in accordance with the terms of this Agreement. The delivery to the Purchasers of certificates evidencing the transfer of the Acquired Shares pursuant to the provisions of this Agreement will transfer to the Purchasers good and marketable title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind.

The representations and warranties herein by the Seller and the Company shall be true and correct in all material respects on and as of the Closing Date hereof with the same force and effect as though said representations and warranties had been made on and as of the Closing Date.

3.2           Representations and Warranties of the Purchasers. The Purchasers hereby make the following representations and warranties to the Seller:

3.2.1           The Purchasers have the requisite power and authority to enter into and perform this Agreement and to purchase the shares being sold to it hereunder. The execution, delivery and performance of this Agreement by such Purchasers and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no further consent or authorization of such Purchasers are required. This Agreement has been duly authorized, executed and delivered by such Purchasers and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Purchasers enforceable against such Purchasers in accordance with the terms thereof.

Section 4 Miscellaneous

4.1 Expenses.

Each of the Parties shall bear his own expenses in connection with the transactions contemplated by this Agreement.

4.2 Governing Law.

The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of Hong Kong applicable to agreements executed and to be wholly performed solely within such state.

4.3 Disclosure.

The Seller and the Company agree that they will not make any public comments, statements, or communications with respect to, or otherwise disclose the execution of this Agreement or the terms and conditions of the transactions contemplated by this Agreement without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld.

4.4 Notices.

Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by overnight registered mail, postage prepaid, addressed as follows:

If to the Seller: 1958 Qianming East Rd., Fengjingzhen Jinshanqu, Shanghai, China

If to the Purchasers, to: 110-4625 Evergreen Lane, Delta BC, Canada

Or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered or sent by facsimile.

4.5 Parties in Interest.

This Agreement may not be transferred, assigned or pledged by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

4.6 Entire Agreement.

This Agreement and the other documents referred to herein contain the entire understanding of the Parties hereto with respect to the subject matter contained herein. This Agreement shall supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated herein.

4.7 Amendments.

This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

4.8 Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

4.9 Counterparts.

This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier, PDF or facsimile transmission, any one of which shall constitute an original of this Agreement. When counterparts of copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The Parties agree that all such signatures may be transferred to a single document upon the request of any Party.

In witness whereof, each of the Parties hereto has caused its/his name to be hereunto subscribed as of the day and year first above written.

Seller: Muliang Agriculture, Inc

By:	/s/ Lirong Wang
Name: Lirong Wang Title: President

Purchasers: M & A HOLDING CORP

By:	/s/ Chenxi Shi
Name: Chenxi Shi
Title: President

Schedule A

Seller

Seller Name	Share Amount
Muliang Agriculture Limited	100%

Schedule B

Purchasers

Purchaser Name	Share Amount
M & A HOLDING CORP	100%